Exhibit 10.5

Critical Path, Inc.
Two Harrison Street
Second Floor
San Francisco, CA 94105

MEMORANDUM

Date:	May 7, 2007

To:	Don Dew

From:	Michael Plumleigh, General Counsel and Secretary

Re:	Confirmation of Severance upon Termination and Vesting upon Change of Control

On behalf of the Company and the Board of Directors, I am pleased to confirm the provisions approved on May 1 by the Compensation Committee providing for (i) a severance payment to you upon a termination without Cause (as defined below) and (ii) acceleration of vesting of your outstanding options or equivalent time-vested equity compensation (the “Options”) upon the occurrence of certain events following a Change of Control (as defined below).

1. Severance. To the extent you are terminated for any reason without Cause (as defined below), you will receive, upon termination, a severance payment equal to the greater of (i) twelve (12) months base salary (including any accrued and unused vacation or paid time off), or (ii) the amount of months required to be paid under applicable Ontario or Canadian law, including for the avoidance of doubt any notice period or other payments under the Employment Standards Act (Ontario).

2. Accelerated Vesting of Shares. In the event of a Change of Control of the Company, any unvested options or restricted shares of the Company’s Common stock previously granted to you will vest immediately should your employment be terminated without Cause or if you terminate your employment for Good Reason, each such event occurring within six (6) months of such Change of Control, all as such terms are defined below.

3. Definitions.

“Change of Control” shall mean the consummation of one of the following: (i) the acquisition of 50% or more of the outstanding stock of the Company pursuant to a tender or exchange offer validly made under any federal or state law (other than a tender offer by the Company) or other share acquisition transaction; (ii) a merger, consolidation or other reorganization of the Company (other than a reincorporation of the Company), if after giving effect to such merger, consolidation or other reorganization of the Company, the shareholders of the Company immediately prior to such merger, consolidation or other reorganization do not represent a majority in interest of the holders of voting securities (on a fully diluted basis) with the ordinary voting power to elect directors of the surviving entity after such merger, consolidation or other reorganization; (iii) the sale of all or substantially all of the assets of the Company to a third party who is not an affiliate of the Company.

“Cause” shall mean (i) failure or refusal to perform a lawful directive of the CEO or the Board of Directors of the Company that is consistent with your duties and responsibilities as set forth in this Agreement, (ii) willful misconduct or material violation of your fiduciary obligations to the Company, (iii) you perform your duties in a grossly negligent manner, or (iv) you are convicted of any crime that has a material adverse impact on (A) your ability to perform your duties hereunder, (B) the Company or (C) the Company’s business.

“Good Reason” shall be deemed to occur if there is (a)(1) a material adverse change in your position causing such position to be of significantly less stature or of significantly less responsibility, (2) a material adverse change in title, (3) a material reduction of employee’s base salary, or (4) a material change in your bonus structure or bonus targets such that your total potential compensation will necessarily be materially reduced; and (b) within the sixty (60) day period immediately following any of the foregoing events employee elects to terminate his employment voluntarily.

To the extent necessary, your Agreement is hereby deemed amended, effective as of the date hereof, consistent with the foregoing. All other provisions of your Agreement remain in full force and effect.

Please acknowledge the foregoing by signing the enclosed copy below and returning it to the Company. The original is for your records.

Acknowledged:
/s/ Donald Dew
Donald Dew
Dated: May 8, 2007